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Conference Call Transcript VION - Q3 2007 Vion Pharmaceuticals Earnings Conference Call Event Date/Time: Nov. 08. 2007 / 8:30AM ET

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FINAL TRANSCRIPT

Nov. 08. 2007 / 8:30AM ET, VION - Q3 2007 Vion Pharmaceuticals Earnings Conference Call

CORPORATE PARTICIPANTS

Alan Kessman

Vion Pharmaceuticals - CEO

Howard Johnson

Vion Pharmaceuticals - President and CFO

Ann Cahill

Vion Pharmaceuticals - VP and Clinical Development

CONFERENCE CALL PARTICIPANTS

Ren Benjamin

Rodman & Renshaw - Analyst

Leah Hartman

CRT Capital - Analyst

PRESENTATION

Operator

This conference call will contain forward looking statements. Such statements are subject to certain risks which may cause Vion’s plans to differ or results to vary from those expected including Vion’s potential inability to obtain regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward looking statements included under Item 1A, risk factors in Vion’s annual report on form 10K for the year ended December 31st, 2006 and Vion’s Form 10Q for the quarter ended June 30th, 2007.

In particular, there can be no assurance as to the results of any of the Company’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when the prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

And now I will turn this conference call to Alan Kessman, Chief Executive Officer of Vion Pharmaceuticals.

Alan Kessman - Vion Pharmaceuticals - CEO

Thank you, Operator. Good morning, everyone. Welcome to Vion Pharmaceuticals 2007 third quarter conference call. With me today is Howard Johnson, our President and CFO; Meg Fitzgerald, our Chief Business Officer; Ann Cahill, our Vice President of Clinical Development; Aileen Ryan, our Vice President of Regulatory Affairs; and Jim Tanguay, our Vice President of Manufacturing.

Howard will take you through the financial results in a moment. But first, I want to review the highlights from operations in the third quarter for you. As you know, our lead potential product Cloretazine has been under evaluation in clinical trials over the last several years in acute myelogenous leukemia, small cell lung cancer and brain cancer. Our primary registration path has been in AML based on two pivotal trials, a Phase II single agent trial in elderly de novo poor risk AML, an unmet medical need with fast track designation and a Phase III combination trial in relapsed AML, also fast tracked by the U.S. Food and Drug Administration.

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Nov. 08. 2007 / 8:30AM ET, VION - Q3 2007 Vion Pharmaceuticals Earnings Conference Call

In the third quarter, we announced completion of the original target accrual for our pivotal Phase II trial of 85 patients. Recent FDA/ICH guidance recommends that an electrocardiograph evaluation study be included in the clinical development of all new drugs. Therefore, the trial continues to accrue patients in a few sites to generate additional data in a cardiac sub study.

We are now conducting a preliminary data sweep in order to present information from this trial in a poster at the upcoming American Society of Hematology, or ASH meeting, in Atlanta. Our poster there is scheduled for Saturday, December 8th. Due to the August date for the initial filing of the abstract for this poster, which by the way, was in close proximity to when the trial ended, we would bring to your attention that if you are looking for an early read by checking the initial abstract when it was published before the meeting it will only contain demographic information. The actual poster to be presented at the conference will have additional information regarding the preliminary results from the study.

It continues to be our plan to file a new drug application or NDA with the FDA in 2008 based on the data from this trial. We are building an infrastructure of Vion personnel and specialized vendors to file an electronic common technical document, also known an ECTD, which is an electronic form of the NDA, in order to complete this challenging task on a timely basis. We have already made substantial progress on this potential filing with documentation being produced in the chemistry, manufacturing control (CMC), non clinical and clinical sections.

Completion of the clinical section and labeling are expected to be the last task to be finished with the NDA. The data sweep and database lock on the data from the Phase II trial which will be included in the filing, are expected to be completed in the second quarter of 2008. We also plan to meet with the FDA in this time frame to discuss our NDA filing format.

As we have previously told you, we have held two meetings with the FDA related to CMC and non clinical and clinical pharmacology information required for a potential Cloretazine NDA filing.

Our other trial in AML is a Phase III trial in combination with cytarabine in relapsed patients. We announced in May that this trial was put on clinical hold after reaching the midpoint of its planned accrual of 420 patients. Since that time, with the help of outside medical consultants, we have completed a thorough medical and safety review of the trial and can announce today that we have completed discussions about our findings with the Data Safety Monitoring Board.

We will now proceed to discuss those conclusions with the regulatory authorities. We expect these discussions to take place over the next few months. Until we complete these discussions, we can offer no assurance that these discussions will result in the trial reopening or what the timing of any results from these discussions might be.

Our Cloretazine trials in other indications continue. We have completed accrual to the resistant disease arm of our Phase II small cell lung cancer trial, though accrual to the sensitive disease arm has slowed. We are examining our options to boost accrual to this arm of the trial.

Our Phase I/II investigative sponsor trial of Cloretazine and temozolomide in adult brain tumors is now open for accrual as is our Phase I investigative sponsored trial of Cloretazine as part of a preparative regimen for bone marrow transplants.

In the third quarter, we held two Cloretazine medical advisory board meetings with leading leukemia physicians and attended several medical conferences. Our efforts to engage key opinion leaders in preparation for potential market launch are ongoing. Our potential customers remain supportive on Cloretazine and its ability to fulfill an unmet medical need in the AML setting.

In the third quarter, we also made our first lots of Cloretazine finished drug product at Ben Venue Laboratories, our new finished drug manufacturing firm.

In the third quarter, we also held a medical advisory board meeting with leading solid tumor and radiation oncology physicians on Triapine, our second clinical compound. At the meeting, we presented the pre-clinical and clinical data to date on this ribonucleotide reductase inhibitor. We came away from the meeting encouraged about Triapine’s potential use in two areas; one, in combination with Gemcitabine in several cancers, and two, as a potentiator of radiation therapy. We are now considering additional commitments to investigator-sponsored trials in these areas, in addition to the ongoing collaboration we have with the National Cancer Institute on Triapine under whose sponsorship an additional six trials are currently under way. One area of potential use for Triapine which was not discussed at the meeting is in hematologic malignancies. We continue to believe that based on the data we’ve seen to date, and an ongoing trial in combination with fludarabine sponsored by the NCI, that Triapine has potential in hematologic malignancies as well.

And now, I’ll ask Howard Johnson to present the quarterly financial results to you. Howard?

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Nov. 08. 2007 / 8:30AM ET, VION - Q3 2007 Vion Pharmaceuticals Earnings Conference Call

Howard Johnson - Vion Pharmaceuticals - President and CFO

Thank you, Alan. In the third quarter, our net loss was $9,037,000 or $0.13 per share based on weighted average shares outstanding of 67,743,000. This is an increase of $2,695,000 compared to last year’s net loss of $6,342,000 or $0.10 per share based on 66,231,000 weighted average shares outstanding.

Our loss from operations this quarter was $8,549,000 compared to $6,831,000 in the same period a year ago. The 2007 loss consisted of $3,490,000 in clinical trials expense compared to $3,285,000 last year. This increase in expense of $205,000 was primarily due to increased spending on Cloretazine drug production costs as well as increased stock compensation expense.

Our other R&D expense increased by $450,000 in the quarter from $2,336,000 last year to $2,786,000 this year. This increase came from additional personnel and higher development costs to support a potential registration filing for Cloretazine and higher stock compensation expense. Total R&D was therefore $6,276,000 in the quarter up $655,000 from $5,621,000 last year.

SG&A expenses increased in the quarter by $1,063,000 from $1,216,000 last year to $2,279,000 this year. This increase was primarily due to medical advisory boards and higher stock compensation expense.

Operating expense for the third quarter of 2007 included non cash stock compensation expense of $1.2 million compared to $413,000 for the same period last year. We had $1,423,000 of interest expense in the quarter versus none last year. This was due to our 2007 placement of convertible debt and warrants. There was $938,000 of interest income in the quarter, up $436,000 from last year due to higher rates and higher invested balances.

In the nine month period, our net loss is $25,834,000 or $0.39 per share based on weighted average shares outstanding of 66,828,000. This is an increase of $6,588,000 compared to last year’s net loss of $19,246,000 or $0.29 per share based on 66,167,000 weighted average shares outstanding.

Our loss from operations for the nine month period was $25,050,000 compared to $20,741,000 in the same period a year ago. The 2007 loss consisted of $10,781,000 in clinical trials expense compared to $9,983,000 last year. This increase in expense of $798,000 was primarily due to increased spending on Cloretazine drug production costs as well as increased stock compensation expense.

Our other R&D expense increased by $1,384,000 in the nine month period from $6,514,000 last year to $7,898,000 this year. This increase came from additional personnel and higher development costs to support a potential registration filing for Cloretazine, a $200,000 gift to support research projects at Yale and higher stock compensation expense offset by lower preclinical drug production costs. Total R&D was therefore $18,679,000 in the nine-month period up $2,182,000 from $16,497,000 last year.

SG&A expenses increase in the nine-month period by $2,127,000 from $4,260,000 last year to $6,387,000 this year. This increase was primarily due to higher stock compensation expense, medical advisory boards and patent related costs.

Operating expense for the nine month period included non-cash stock compensation expense of $3.4 million compared to $1.4 million for the same period last year.

We had $3,652,000 of interest expense in the nine month period versus none last year, again, due to our 2007 placement of convertible debt and warrants. There was $2,603,000 of interest income in the nine-month period up $1,043,000 from last year due to higher rates and higher invested balances.

We ended the quarter with $68 million in cash and cash equivalents. We expect this cash position to fund the company based on our current operating plan into the third quarter of 2009, excluding expenses required for the commercial infrastructure and personnel necessary for us to launch Cloretazine if and when it is approved by the FDA. Our plan continues to be to commercialize Cloretazine on our own in the U.S., though this will require us to raise additional capital as we get closer to drug approval.

Our guidance today is based on an ongoing evaluation of our operating plan. We now have additional information on the spending necessary to file an NDA in 2008, which is higher than forecasted in previous plans. Our operating plan at the moment does include the necessary spending for the NDA filing, and funding for an additional Phase III Cloretazine trial, as well as funding for the current Cloretazine trials opened for accrual and certain other estimates for clinical trials that are yet to begin. As you know, a cash forecast over two years has many different assumptions and variables and therefore is subject to change.

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Nov. 08. 2007 / 8:30AM ET, VION - Q3 2007 Vion Pharmaceuticals Earnings Conference Call

Thank you for listening today. We’re now prepared to take your questions.

QUESTION AND ANSWER

Operator

(Operator instructions). Your first question comes from the line of [Dante Ruffalo] with Rodman and Renshaw. Please proceed.

Ren Benjamin - Rodman & Renshaw - Analyst

Hi, this is Ren Benjamin at Rodman. Thanks for taking the call. Can we talk a little bit about briefly the cardiac sub study? Can you give us some details as to how big that sub study will be? How long patients will be followed? Then just regarding the Phase II, how long are these patients being followed and are they still being followed right now?

Ann Cahill - Vion Pharmaceuticals - VP and Clinical Development

Okay. Hi, Ren. It’s Ann Cahill. A number of questions rolled in there and I’ll try to pick them out one at a time. Yes on the Phase II study there are patients in follow up who continue to be followed right now. Regarding the cardiac sub study, this was an opportunity to collect necessary QT and QTC interval information required by the FDA under FDA/ICH guidelines, so we took this opportunity with the study that was already in place. We’ve enrolled patients to that and we’ll continue to enroll patients to that sub study right up to a cutoff point to support the NDA. It won’t delay the NDA filing. It will be an adjunct to that filing and we’re in discussion with the FDA about the number of patients that will be available as of that cut off.

So, then the other question was how long will those cardiac sub study patients be followed and really that depends on what we choose as a clinical cut off date for that sub study. So that patients are already going on it now, so those patients would have in excess of six months follow up at least by the time it went on and other patients shorter.

Ren Benjamin - Rodman & Renshaw - Analyst

Okay. Regarding the Phase II study that will be presented at ASH, can you remind us again, just to put it in context, what sort of results you’ll be looking for or what sort of results you think will be good enough to take in front of the FDA?

Alan Kessman - Vion Pharmaceuticals - CEO

This is Alan, Ren. Basically, the way the protocol was written initially from a statistical standpoint, it basically said that out of 77 patients we had greater than 22 responses that would be considered meeting the primary end point.

Ren Benjamin - Rodman & Renshaw - Analyst

22 responses. And those are CRs or CRPs, right?

Ann Cahill - Vion Pharmaceuticals - VP and Clinical Development

Correct.

Ren Benjamin - Rodman & Renshaw - Analyst

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Nov. 08. 2007 / 8:30AM ET, VION - Q3 2007 Vion Pharmaceuticals Earnings Conference Call

And was the duration — and I apologize, but was duration part of the - how long the response last or the duration? Is that going to be a pretty big consideration or will you just be looking at the responses?

Alan Kessman - Vion Pharmaceuticals - CEO

There’s no question that when you ultimately get into discussions with the FDA the duration of response is certainly an issue for discussion. In this case, particularly it’s a secondary endpoint, but it clearly will become part of any conversation.

Ren Benjamin - Rodman & Renshaw - Analyst

Okay. In Howard’s comments, he had mentioned that likely the burn will be going up next year for a lot of different reasons. One of the things you mentioned was funding for additional III Trial. Are you anticipating an additional Phase III trial to take place or the Phase III trial that was — or is it some other Phase III trial?

Alan Kessman - Vion Pharmaceuticals - CEO

The basic assumption which we have to plan on which can’t be finalized at this point until we complete discussions with the FDA, but under general rules we will be looking for potential approval off of the Phase II, which in all likelihood points toward an accelerated approval with the FDA looking for a confirmatory Phase III in some way, shape or form. So that we are looking at a number of alternatives of what that might be, but basically haven’t finalized on a protocol subject to FDA discussions which we will have to have. So that’s why we are putting it, from a planning standpoint, in our cash flow making sure that we are able to move forward on whatever that might be.

Ren Benjamin - Rodman & Renshaw - Analyst

Can you give us any burn guidance then based on sort of a worst case scenario analysis; what the burn guidance could be for next year?

Alan Kessman - Vion Pharmaceuticals - CEO

Sure. We believe we’re going to end this year, Ren, with $60 million in cash. And then we look to spend next year on a net basis $30 million to $35 million.

Ren Benjamin - Rodman & Renshaw - Analyst

Right. And then one final question regarding the Phase III trial. Alan, you mentioned that a complete analysis has been done. You guys have talked over the results with the DSMB. Can you characterize these results for us in any way just to give us - is there any sort of a clue that you can give us regarding what the conclusions were from this analysis?

Alan Kessman - Vion Pharmaceuticals - CEO

I really can’t get into specifics of what the conclusion might be. I would lead you to certainly intuitively coming to the conclusion that for us to be moving toward discussion with the FDA that we are on the more positive side.

Ren Benjamin - Rodman & Renshaw - Analyst

Okay. And so, obviously the difference here is you can start another Phase III or you could just restart enrollment. These are all the discussion points that you’ll be having with the FDA?

Alan Kessman - Vion Pharmaceuticals - CEO

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Nov. 08. 2007 / 8:30AM ET, VION - Q3 2007 Vion Pharmaceuticals Earnings Conference Call

Correct.

Ren Benjamin - Rodman & Renshaw - Analyst

Okay. Terrific. Thank you guys very much.

Operator

(Operator instructions). Your next question comes from the line of Leah Hartman with CRT Capital. Please proceed.

Leah Hartman - CRT Capital - Analyst

Good morning. I was wondering if you could walk us through more specifically the Cloretazine trials in the adult brain tumor and that you are enrolling how many patients and how long you think you would take to accrue that?

Ann Cahill - Vion Pharmaceuticals - VP and Clinical Development

Hi, it’s Ann Cahill. The adult gliomas study is an investigator initiated trial under the direction of Jeff Raizer at Northwestern. It has begun enrollment and the first cohort in this dose escalation study has been completed. It is designed as a Phase I/II so we’re looking for a dose and combination and then we’ll enroll to the Phase II. So I can’t give you specifics on how long the accrual will take because it really ultimately depends on what dose and combination is determined.

Leah Hartman - CRT Capital - Analyst

Okay. I understand that. And then the other Phase I trial? Alan mentioned -

Ann Cahill - Vion Pharmaceuticals - VP and Clinical Development

The stem cell preparative regimen? That’s a trial we’re very enthusiastic about. It is also an investigator initiated trial under the direction of Roy Jones at MD Anderson. The trial is screening patients currently and I expect patient enrollment to begin in the next few weeks. Again, that’s a dose escalation trial, so how long it takes ultimately depends on what dose is determined. But again, I would say a year makes some amount of sense in general terms.

Leah Hartman - CRT Capital - Analyst

That’s very helpful. I appreciate that. I think that’s it for me at the moment. Good luck in December.

Operator

At this time there are no further questions. I would like to turn the call back to Mr. Kessman for closing remarks.

Alan Kessman - Vion Pharmaceuticals - CEO

Once again I’d like to thank you all for participating in the call and we will certainly keep you abreast of any future developments. I’m sure looking forward to seeing all of you at the ASH conference in December because it’s going to be a big day for Vion. Thank you very much. Bye-bye.

Operator

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FINAL TRANSCRIPT

Nov. 08. 2007 / 8:30AM ET, VION - Q3 2007 Vion Pharmaceuticals Earnings Conference Call

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect and have a great day.

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